Exhibit 23.2




                                                          [AMEC GRAPHIC OMITTED]

                                                               February 16, 2006


FILED VIA EDGAR

                                     CONSENT

TO:      United States Securities and Exchange Commission ("SEC"),

AND TO:  Corriente Resources Inc. ("Corriente")



Re:      Corriente Resources Inc. - Form 40-F/A (Amendment No. 1)
         Registration Statement

Mirador Copper Project Feasibility Study Report

Dear Sirs/Mesdames:

This letter refers to the Form 40-F/A (Amendment No. 1) Registration Statement dated February 16, 2006 (the "Registration Statement") of Corriente.

Reference is made to the feasibility study report dated May 11, 2005, prepared for Corriente by AMEC Americas Limited, entitled "Mirador Copper Project Feasibility Study Report" (the "Report").

We hereby consent to the use of our name and references to and excerpts from the Report in both the Registration Statement and through incorporation by reference into the Registration Statement, to be filed with the SEC.

We have read the Registration Statement and have no reason to believe that the Registration Statement contains any misrepresentation of the information contained in the Report, or that there are any misrepresentations in the information contained in the Registration Statement that are derived from the Report or that are within our knowledge as a result of the preparation of the Report.

Yours truly,

AMEC Americas Limited

/s/ STEVE TOEVS
------------------------------
Steve Toevs
VP, Finance, Energy and Mining


AMEC E&C Services Limited
111 Dunsmuir Street, Suite 400
Vancouver, British Columbia
Canada V6B 5W3

Tel  +1  604 664 4315
Fax  +1  604 669 9516                    www.amec.com